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                                 Exhibit 99(a)
[Bank One Logo]                                               Investor Relations
                                                              Fax Cover Sheet

To:      Analysts & Investors

Date:    03/20/00
Re:      Line of Business Results - New Organization                 Page 1 of 3
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Attached is the line of business information for the eight trailing quarters through the 1999 fourth quarter.

This information reflects the organizational changes effective January 1, 2000 and conforms to that presented on page 9 of the 1999 Annual Report Form 10-K filed March 17, 2000 - "Line of Business Reorganization". (Reminder: The line of business data and discussion on pages 3-9 of the 1999 Form 10-K is presented on the previous organizational structure.)

This information also conforms to the line of business data in the January 11, 2000 investor presentation for both the estimated 1999 and targeted 2000 pre-tax growth rates. Specifically, this relates to the 1999 vs. 1998 estimated pre-tax growth rates on slide #112 and is the basis for the targeted 2000 vs. 1999 pre-tax growth rates on slides #50 and #120. Refer to the 1999 Form 10-K and January 11, 2000 investor presentation for line of business definitions and additional information. Copies of each can be found at www.bankone.com.

Please note that the 1998 and 1999 noninterest income and net income amounts for Commercial Banking and Other Activities have been adjusted slightly from those shown in the 1999 Form 10-K to reflect ongoing allocation methodology refinements. These adjustments result in a better base against which future performance can be measured.

We hope you find this information of value.



                     Sandy Catanzaro   Jay Gould    Holly Hobson
                      312-732-8013    312-732-5771  312-732-5782